Exhibit 99.1

Contact:

Jaren Madden

Infinity Pharmaceuticals, Inc.

617-453-1336

INFINITY PROVIDES COMPANY UPDATE AND REPORTS FULL-YEAR 2014 FINANCIAL RESULTS

– Completion of Patient Enrollment in DYNAMOTM and DUOTM Expected in 2015 –

– Topline Data from DYNAMO Anticipated in the Second Half of 2015 –

– Three New Clinical Studies of Duvelisib Expected to Begin in 2015 –

Cambridge, Mass. – February 24, 2015 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its full-year 2014 financial results and ongoing progress with duvelisib (IPI-145), an oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma. Infinity anticipates that it will report topline data from DYNAMOTM, a Phase 2 study of duvelisib in patients with refractory indolent non-Hodgkin lymphoma (iNHL), in the second half of 2015 following the completion of patient enrollment in the first half of the year. Infinity also expects to complete enrollment of DUOTM, a Phase 3 study of duvelisib in patients with relapsed/refractory chronic lymphocytic leukemia (CLL), in the second half of 2015. Additionally, Infinity anticipates that three company-sponsored clinical studies of duvelisib will be initiated in 2015, including the first clinical study of duvelisib in combination with venetoclax (ABT-199).

“In 2014, Infinity continued to advance duvelisib in registration-focused studies and entered a global collaboration with AbbVie to expand and accelerate the development and commercialization of duvelisib in oncology. We continue to be encouraged by the clinical activity and early signs of durability that we have observed in our Phase 1 study of duvelisib, which complements our growing scientific understanding of the potential impact that dual inhibition of PI3K-delta and PI3K-gamma may have on thwarting the growth and survival of certain blood cancers,” stated Adelene Perkins, chair, president and chief executive officer at Infinity. “Our progress in 2014 positions us to achieve several important milestones this year as we work toward our goal of building a fully integrated biotechnology company. Importantly, in the second half of this year we expect to report topline data from DYNAMO, which could help to establish duvelisib as the best oral therapy for the treatment of iNHL. Two important components of our strategy to achieve better patient outcomes include the inhibition of both the delta and gamma isoform of PI3K with duvelisib and the combination of novel therapies. We expect that the first clinical study of duvelisib in combination with venetoclax will be initiated this year.”

Recent highlights include the following:

•	Initiated DYNAMO+R, a Phase 3 study in patients with previously treated follicular lymphoma: In December 2014, Infinity announced the initiation of DYNAMO+R, a Phase 3, randomized, double-blind, placebo-controlled study comparing duvelisib plus Rituxan® (rituximab) to placebo plus Rituxan in approximately 400 patients with previously treated follicular lymphoma. The primary endpoint of the study is progression-free survival.

•	Initiated two additional studies of duvelisib: As part of Infinity’s development strategy to demonstrate the therapeutic potential of duvelisib in multiple indications and lines of treatment, the company today announced that it has initiated its Phase 1b/2 clinical study in patients with previously untreated follicular lymphoma, which is designed to evaluate the safety and activity of duvelisib in combination with Gazyva® (obinutuzumab) or Rituxan. The company also announced today that it has initiated the Phase 1b clinical study of duvelisib in combination with Gazyva in patients with CLL whose disease has progressed following treatment with a Bruton’s tyrosine kinase (BTK) inhibitor.

•	Announced encouraging new clinical data of duvelisib at American Society of Hematology Annual Meeting (ASH): In December 2014, Infinity reported updated data from a Phase 1 monotherapy study of duvelisib, which showed activity among patients with relapsed/refractory iNHL. Data demonstrated that duvelisib administered as a monotherapy at 25 mg twice daily (BID) was clinically active, with a 72 percent overall response rate (13 of 18 evaluable patients) and a 33 percent complete response rate (6 of 18 evaluable patients). Among patients with follicular lymphoma, the overall response rate was 69 percent (9 of 13 evaluable patients), including a 38 percent complete response rate (5 of 13 evaluable patients). The median progression free survival and median overall survival had not yet been reached, with 69 percent progression-free survival and 89 percent overall survival at 24 months. The majority of adverse events were Grade 1 or 2, reversible and/or clinically manageable.

During the meeting, Infinity also reported updated Phase 1 monotherapy data of duvelisib dosed at 25 mg BID in patients with relapsed/refractory CLL demonstrating that duvelisib treatment led to an overall response rate of 57 percent, including one complete response, and adverse events were mostly Grade 1 or 2, reversible and/or clinically manageable. Additional data reported from the Phase 1 study of duvelisib included new data showing preliminary activity and safety in patients previously treated with ibrutinib and updated data showing activity and safety in patients with relapsed/refractory T-cell lymphoma.

•	Announced encouraging new preclinical results of duvelisib at ASH: In December 2014, Infinity also announced preclinical translational data providing new insights into the roles of PI3K-delta and PI3K-gamma in malignant B-cell growth and survival. Research presented supports the hypothesis that PI3K-delta is important in the proliferation of malignant B-cells, and that both PI3K-delta and PI3K-gamma play an important role in the formation and maintenance of the supportive tumor microenvironment. These data, taken together, suggest that PI3K-delta and PI3K-gamma may have complementary effects on malignant B-cell growth and survival.

•	Reported topline results from a Phase 2 study of duvelisib in rheumatoid arthritis: In January, Infinity announced that ASPIRA, a Phase 2 study of duvelisib, an oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, with background methotrexate in patients with moderate-to-severe rheumatoid arthritis (RA) did not meet its primary endpoint, ACR20 response rate at 12 weeks. Infinity will not proceed with further clinical development in RA with duvelisib or IPI-443, its second PI3K-delta,gamma inhibitor. Infinity expects that any further development of IPI-443 in inflammatory diseases would be conducted through out-licensing or partnering efforts.

2015 Development Milestones

Infinity anticipates achieving the following development milestones in 2015:

Novel Duvelisib Combinations

•	Initiation by AbbVie of the first clinical study of duvelisib in combination with venetoclax

Duvelisib in iNHL

•	Complete enrollment in DYNAMO during the first half of 2015

•	Report topline data from DYNAMO during the second half of 2015

•	Initiate two additional clinical studies

Duvelisib in CLL

•	Complete enrollment in DUO during the second half of 2015

Full-Year 2014 Financial Results

•	At December 31, 2014, Infinity had total cash, cash equivalents and available-for-sale securities of $333.2 million, compared to $214.5 million at December 31, 2013, and $379.5 million at September 30, 2014.

•	Revenue during 2014 was $165.0 million, which was composed of a one-time license fee of $159.1 million associated with the strategic collaboration with AbbVie and $5.9 million in research and development (R&D) services. Infinity did not record any revenue in 2013.

•	R&D expense for full-year 2014 was $143.6 million, compared to $99.8 million for 2013. The increase in R&D expenses in 2014 compared to 2013 was primarily due to higher clinical development expenses for duvelisib.

•	General and administrative expense was $29.3 million for the full-year 2014 and $27.9 million for the full-year 2013.

•	Net loss for full-year 2014 was $17.4 million, or a basic and diluted loss per common share of $0.36, compared to $126.8 million, or a basic and diluted loss per common share of $2.64 for 2013.

Conference Call Information

Infinity will host a conference call on Tuesday, February 24, 2015, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 79964543. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: its plans to complete patient enrollment in DYNAMO in the first half of 2015 and in DUO in the second half of 2015; its plans to report topline data from DYNAMO in the second half of 2015; its plans to initiate three additional studies of duvelisib in 2015; its expectations regarding further development of duvelisib or IPI-443 in RA; its ability to execute on its strategic plans; the potential complementary effects of PI3K-delta and PI3K-gamma; and the therapeutic potential of PI3K inhibition and duvelisib. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 24, 2015, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2014	December 31, 2013

Cash, cash equivalents and available-for-sale securities, including long term	$333,245	$214,468
Loan commitment asset from Deerfield, net	647	—
Other current assets	11,195	11,055
Property and equipment, net	18,970	4,010
Other long-term assets	5,087	1,177

Total assets	$369,144	$230,710

Current liabilities	$54,877	$22,206
Due to Takeda, less current portion	—	6,456
Deferred revenue, less current portion	85,510	—
Construction liability	15,456	—
Other long-term liabilities	3,829	773
Total stockholders’ equity	209,472	201,275

Total liabilities and stockholders’ equity	$369,144	$230,710

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Collaboration revenue	$4,356	$—	$164,995	$—

Operating expenses:
Research and development	36,082	26,592	143,633	99,760
General and administrative	7,382	6,492	29,285	27,916

Total operating expenses	43,464	33,084	172,918	127,676

Loss from operations	(39,108)	(33,084)	(7,923)	(127,676)

Other income (expense):
Interest expense	(1,035)	—	(9,649)	—
Interest and investment income	(17)	159	339	896

Total other income (expense)	(1,052)	159	(9,310)	896

Loss before income taxes	(40,160)	(32,925)	(17,233)	(126,780)
Income taxes	(183)	—	(183)	—

Net loss	$(40,343)	$(32,925)	$(17,416)	$(126,780)

Basic and diluted loss per common share	$(0.83)	$(0.68)	$(0.36)	$(2.64)

Basic and diluted weighted average number of common shares outstanding	48,788,917	48,114,922	48,561,653	47,936,001

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